EXHIBIT 99.1

N E W S  R E L E A S E

Contact:	Peter D. Brown
Senior Vice President,
Chief Information Officer
and Investor Relations
Foot Locker, Inc.
(212)720-4254

FOOT LOCKER, INC. CONFERENCE CALL STATEMENT

NEW YORK, NY, November 17, 2006 - Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, conducted a conference call today to review its third quarter financial results and to discuss its strategic plans. During this call, Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer stated, “The continued rumors in the press regarding Foot Locker being involved in discussions of a potential sale of the Company are not true. There are no discussions taking place, nor have there been.”

In addition, Mr. Serra noted that, several months ago, the Company had hired Evercore Partners to advise it on a range of matters and The Parthenon Group, a strategic consulting firm, to assist in the review of the Company’s business plan.

Mr. Serra continued, “Based on our assessment of their work, we continue to be confident about our business and our ability to generate long-term shareholder value by executing our strategic plan.”

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 stores in 20 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120